UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2021

Veritone, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38093	47-1161641

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2420 17th St., Office 3002, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 507-1737

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VERI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Indenture and Notes

On November 19, 2021, Veritone, Inc., a Delaware corporation (the “Company”), issued $201.25 million aggregate principal amount of its 1.75% convertible senior notes due 2026 (the “Notes”). The Notes were issued pursuant to, and are governed by, an Indenture (the “Indenture”), dated as of November 19, 2021, by and among the Company and U.S. Bank National Association, as trustee (the “Trustee”). Pursuant to the note purchase agreement, dated as of November 16, 2021, (the “Purchase Agreement”), by and among the Company, BofA Securities, Inc. and UBS Securities LLC, both as representatives of the initial purchasers of the Notes (the “Initial Purchasers”), the Company granted the Initial Purchasers an option to purchase up to an additional $26.25 million aggregate in principal amount of the Notes (the “Option”). The Initial Purchasers exercised the Option in full on November 18, 2021.

The Notes will accrue interest at a rate of 1.75% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2022. The Notes will mature on November 15, 2026, unless earlier converted, redeemed or repurchase by the Company. The Notes may be settled in cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. Holders of the Notes may convert all or any portion of their Notes at their option at any time prior to the close of business on the business day immediately preceding May 15, 2026 subject to certain conditions described in the Indenture and on or after May 15, 2026 but prior to the close of business on the second scheduled trading day immediately preceding the maturity date, regardless of condition. The initial conversion rate for the Notes is 27.2068 shares of the Company’s common stock per $1,000 principal amount of Notes (which represents an equivalent to an initial conversion price of approximately $36.76 per share of the Company’s common stock). The conversion rate of the Notes is subject to adjustments in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) that occur prior to the maturity date or following the Company’s issuance of a notice of redemption, the Company will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or who elects to convert its Notes called (or deemed called) for redemption during the related redemption period, as the case may be.

The Company may not redeem the Notes prior to November 20, 2024. The Company may redeem for cash all or any portion of the Notes (subject to the “Partial Redemption Limitation” as described in the Indenture) at the Company’s option at any time, and from time to time, on or after November 20, 2024 if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If the Company undergoes a “Fundamental Change” (as defined in the Indenture) prior to the maturity date, subject to certain conditions, noteholders may require the Company to repurchase for cash all or any portion of their Notes in principal amounts of $1,000 or a multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes, a phrase relating to the sale, lease or other transfer of “all or substantially all” of the Company’s consolidated assets.

The Indenture includes customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which includes the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, is subject to a 30-day cure period); (ii) the Company’s failure to comply with its obligation to convert the Notes in accordance with the Indenture; (iii) the Company’s failure to timely send notices under the Indenture with respect to Fundamental Changes, Make-Whole Fundamental Changes and certain other corporate transactions; (iv) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to enter into certain corporate transactions; (v) a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (vi) certain defaults by the Company or any of the Company’s other significant subsidiary with respect to other indebtedness for borrowed money of at least $10,000,000 in the aggregate; and (vii) certain events of bankruptcy, insolvency and reorganization involving the Company or any of the Company’s other significant subsidiaries.

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then the Trustee, by notice to the Company, or holders of at least 25% of the aggregate principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately. Notwithstanding the foregoing, if there is an Event of Default relating to a failure by the Company to comply with its obligations in the Indenture with respect to its reporting obligations with the Securities and Exchange Commission, the remedy of the noteholders for the first 360 days after such Event of Default to be the right to receive additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes outstanding for each day during the first 180 days after the occurrence of such an Event of Default and 0.50% per annum of the principal amount of the Notes outstanding from the 181st calendar day to, but excluding, the 360th day following the occurrence of such Event of Default.

The above description of the Indenture and the Notes is a summary and is not complete. Copies of the Indenture and the form of the certificate representing each of the Notes are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Indentures and the Notes set forth in such exhibits, which are incorporated by reference herein in their entirety.

Capped Call Transactions

On November 16, 2021, in connection with the pricing of the Notes, the Company entered into separate substantively identical capped call transactions (collectively, the “Base Capped Call Transactions”) with BofA Securities, Inc., UBS AG London Branch and Mizuho Markets Americas LLC (in the latter case with Mizuho Securities USA LLC as its agent) (the “Capped Call Dealer Counterparties”). On November 18, 2021, in connection with the exercise by the Initial Purchasers of the Option the Company entered into separate substantively identical capped call transactions with the Capped Call Dealer Counterparties (collectively, the “Additional Capped Call Transactions; collectively with the Base Capped Call Transactions, the “Capped Call Transactions”). The Capped Call Transactions cover, subject to customary anti-dilution adjustments, the aggregate number of shares of the Company’s common stock that initially underlie the Notes, and are expected generally to reduce potential dilution to the Company’s common stock upon any exchange of Notes and/or offset any potential cash payments the Issuer is required to make in excess of the principal amount of exchanged Notes, as the case may be, with such reduction and/or offset subject to a cap, based on the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions is initially approximately $48.55, which represents a premium of approximately 75% over the last reported sale price of the Company’s common stock on November 16, 2021. The cost of the Capped Call Transactions was approximately $18.6 million.

The Capped Call Transactions are separate transactions, each between the Company and the applicable Capped Call Dealer Counterparty, and are not integrated with or otherwise form part of the Notes. The Capped Call Transactions will not affect any holder’s rights under the Notes or the Indenture. Holders of the Notes will not have any rights under or with respect to the Capped Call Transactions.

The above description of the Capped Call Transactions is a summary and is not complete. A copy of the form of confirmation for the Capped Call Transactions is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of form of the confirmation set forth in such exhibits, which are incorporated by reference herein in their entirety.

Item 2.03. Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 3.02. The Company offered and sold Notes to the Initial Purchasers in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended, (the “Securities Act”), and for resale by the Initial Purchasers to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement. The shares of the common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements Securities Act.

To the extent that any shares of the common stock are issued upon conversion of the Notes, we anticipate that the shares will be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the common stock.

Item 8.01. Other Events.

On November 16, 2021, the Company issued press releases announcing that it had launched and priced the previously described offering of the Notes.  Copies of the press releases are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION
4.1	Indenture, dated as of November 19, 2021, by and among Veritone, Inc. and U.S. Bank National Association, as trustee relating to the 1.75% Convertible Senior Notes due 2026.

4.2	Form of face of note representing the 1.75% Convertible Senior Notes due 2026 (included as Exhibit A to Exhibit 4.1).

10.1	Form of Capped Call Transactions Confirmation.

99.1	Press Release of Veritone, Inc. dated November 16, 2021

99.2	Press Release of Veritone, Inc. dated November 16, 2021

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2021	Veritone, Inc.

	By:	/s/ Michael L. Zemetra
Michael L. Zemetra
Executive Vice President, Chief Financial Officer and Treasurer